Exhibit 14.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333- 06378, 333-103888, 333-108149, 333-129640, 333-129733, 333-152662, 333-157729, 333- 185886, 333-185887, 333-185889, 333-185890, 333-208658, 333-208660, 333-208661 and 333- 232174 on Form S-8 of our report dated 21 March 2024, (28 March 2025, as to the change in accounting principle described in Note 20) relating to the financial statements of WPP plc and of our report dated 21 March 2024 on the effectiveness of WPP's internal control over financial reporting appearing in the Annual Report on Form 20-F for the year ended December 31, 2024.

Deloitte LLP
London, United Kingdom
28 March 2025